Exhibit 21.1
Exterran Partners, L.P. and Subsidiaries
Company Listing as of December 31, 2007

Place of
Company	Ownership	Incorporation
EXLP Leasing LLC	Wholly owned	Delaware

EXLP Operating LLC	Wholly owned	Delaware